Exhibit 10.9

Certain identified information in this exhibit has been excluded because the information is (i) not material and (ii) would be competitively harmful if publicly disclosed. Such excluded information is designated by [**].

SCHEDULE B

Statement of Work Number 2

To the Engagement Contract

Dated March 1, 2019

By and between Purple Innovation, Inc. and FTI Consulting, Inc.

This Statement of Work Number 2 (“SOW 2”) to the Engagement Contract dated March 1, 2019 (“Agreement”), is made and entered into as of March 12, 2019 (“Effective Date”), by and between Purple Innovation, Inc. on its own behalf and on behalf of its subsidiaries and affiliates worldwide (hereinafter referred to as “Client”) and FTI Consulting, Inc. (hereinafter referred to as “FTI”).

Client and FTI, for and in consideration of the mutual covenants set forth in the Agreement and in this SOW, and other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.	FTI shall supply the services at the fees and in the term set forth in this SOW.
2.	In the event of any conflict between the terms of this SOW and the Agreement, the Agreement shall govern.

The FTI team, working in conjunction with the Client staff and at the direction of the Client management team, will provide the following services for Temporary Officers, Hourly Temporary Employees and Services.

Scope of Services

The scope of this SOW includes the following activities and deliverables, to the extent requested by the Client management:

●	FTI will provide Craig Phillips to serves as the Company’s interim CFO, until a permanent CFO is hired by the Company, reporting to the Company’s Board of Directors, subject to FTI’s internal approval from its risk management team, confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with Section 6.3 of the FTI Standard Terms and Conditions attached hereto, and a copy of the signed Board of Directors’ resolution (or similar document) as official confirmation of the appointment.

●	Mr. Phillips will report to the CEO (“Joe Megibow”), work with senior management of the Company, the Board of Directors and other Company professionals and will, along with any additional Hourly Temporary Staff (as defined below), perform the ordinary and typical duties of a CFO and officer of a public company, and the staff of a CFO, as the CEO and the CFO may from time to time determine, and shall at all times report to and be subject to supervision by the CEO.

In addition to providing the Temporary Officer, FTI may also provide the Client with additional staff (the “Hourly Temporary Staff” and, together with the Temporary Officer, the “FTI Professionals”), subject to the terms and conditions of this Agreement. The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board and/or Committee, as required, who shall also become Hourly Temporary Staff for purposes hereof. FTI will keep the CEO reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without first consulting with the Client.

The Services do not include (i) audit, legal, tax, environmental, accounting, actuarial, employee benefits, insurance advice or similar specialist and other professional services which are typically outsourced and which shall be obtained directly where required by the Client at Client’s expense; or (ii) investment banking, including valuation or securities analysis, including advising any party or representation of the Client on the purchase, sale or exchange of securities or representation of the Client in securities transactions. FTI is not a registered broker-dealer in any jurisdiction and will not offer advice or its opinion or any testimony on valuation or exchanges of securities or on any matter for which FTI is not appropriately licensed or accredited. An affiliate of FTI is a broker-dealer but is not being engaged by the Client to provide any investment banking or broker-dealer services. The Client agrees to supply office space, and office and support services to FTI as reasonably requested by FTI in connection with the performance of its duties hereunder.

Compensation to FTI

Monthly Fee

For services rendered in connection with this assignment, the Client agrees to pay FTI a monthly, non-refundable advisory fee for the services of Craig Phillips. The monthly fee shall be calculated based on the discounted standard hourly rates, capped at $90,000 per month (“Monthly Fee Cap”). In any month where billings for our staff would exceed [**] (including for the Interim CFO and any additional staff), the Monthly Fee Cap for the Interim CFO will be reduced to [**]. In any month where billings for our staff would exceed [**] (including for the Interim CFO and any additional staff), the Monthly Fee Cap for the Interim CFO will be reduced to [**].To the extent that the average weekly hours for any FTI professional exceeds 50 hours per week during any calendar month, FTI will be entitled to additional compensation at Discounted Standard Hourly Rates and/or FTI and the Client will discuss the addition of additional resources to the Engagement.

Hourly Temporary Staff

For services rendered by additional FTI staff, they will be billed at their current hourly rate. Fees are payable in advance and may be billed not less frequently than monthly.

FTI Standard Hourly Rates

The monthly fee provided for the Interim CFO is a discounted fee that is less than the fees that the Client would incur if FTI were to bill it on an hourly basis. The normal hourly billing rates and the Monthly Fee Cap for any additional professionals with the skills and experience needed for engagements of this kind, which are subject to periodic revision, are as follows:

United States

	Standard Hourly Rate (USD)	Discounted Hourly Rate (USD)	Monthly Fee Cap (USD)
Senior Managing Director	[**]	[**]	[**]
Managing Director	[**]	[**]	[**]
Senior Director	[**]	[**]	[**]
Director	[**]	[**]	[**]
Senior Consultant	[**]	[**]	[**]
Consultant	[**]	[**]	[**]

In addition to the fees outlined above, FTI will bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement. Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as internet access, telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to this engagement. Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

We will send the Company periodic invoices (not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain. Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services. Invoices are due upon receipt and the provision for discounting any of the above services is subject to prompt payment.

The Company agrees to promptly notify FTI if the Company or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

Additional Provisions Regarding Fees:

a)	Client agrees that FTI is not an employee of the Client and the FTI employees and independent FTI contractors who perform the Services are not employees of the Client, and they shall not receive a W-2 from the Client for any fees earned under this engagement, and such fees are not subject to any form of withholding by the Client. The Client shall provide FTI a standard form 1099 on request for fees earned under this Engagement.

b)	Copies of Invoices shall be sent by facsimile or email as follows:

To the Client at:

Purple Innovation, Inc.

123 East 200 North

Alpine, Utah 84004

Attention: Accounts Payable

Availability of Information

In connection with FTI’s activities on the Client’s behalf, the Client agrees (i) to furnish FTI with all information and data concerning the business and operations of the Client which FTI reasonably requests, and (ii) to provide FTI with reasonable access to the Client’s officers, directors, partners, employees, retained consultants, independent accountants, and legal counsel. FTI shall not be responsible for the truth or accuracy of materials and information received by FTI under this agreement.

The parties have caused this Amendment to be executed by their duly authorized representatives:

PURPLE INNOVATION, INC.		FTI CONSULTING, INC.

BY:	/s/ Joseph B. Megibow	BY:	/s/ Stuart Gleichenhaus
NAME:	Joseph B. Megibow	NAME:	Stuart Gleichenhaus
TITLE:	Chief Executive Officer	TITLE:	Senior Managing Director